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THE LOEWEN GROUP, INC.
                                                                    Exhibit 11
COMPUTATION OF PER SHARE EARNINGS                                     For 10-Q
EXPRESSED IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS

                                                 Three months ended       Six months ended
                                                       June 30                 June 30
                                                --------------------    --------------------
                                                  1999         1998       1999         1998
                                                ---------    -------    ---------    -------
BASIC
  Net earnings (loss)                           $(105,330)   $10,242    $ (98,403)   $40,281
  Less: Preferred share dividends                   1,504      2,281        3,686      4,593
                                                ---------    -------    ---------    -------
  Net earnings (loss) attributable to Common
    shareholders                                 (106,834)     7,961     (102,089)    35,688

  Weighted average shares outstanding              74,104     73,952       74,082     73,941

  Basic earnings (loss) per share               $   (1.44)   $  0.11    $   (1.38)   $  0.48
                                                ---------    -------    ---------    -------
                                                ---------    -------    ---------    -------

FULLY DILUTED
  Net earnings (loss) attributable to Common
    shareholders                                $(106,834)   $ 7,961    $(102,089)   $35,688
  Add: imputed earnings from dilutive
    options, net of tax effect                          0          0            0        205
                                                ---------    -------    ---------    -------
  Fully diluted net earnings (loss)             $(106,834)   $ 7,961    $(102,089)   $35,893
                                                ---------    -------    ---------    -------
                                                ---------    -------    ---------    -------

  Weighted average shares outstanding              74,104     73,952       74,082     73,941
  Shares issuable upon assumed conversion
     of dilutive options                                0          0            0        539
                                                ---------    -------    ---------    -------
  Fully diluted shares                             74,104     73,952       74,082     74,480
                                                ---------    -------    ---------    -------
                                                ---------    -------    ---------    -------

  Fully diluted earnings (loss) per share       $   (1.44)   $  0.11    $   (1.38)   $  0.48
                                                ---------    -------    ---------    -------
                                                ---------    -------    ---------    -------